NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL COMPLETES CURRENCY SWAP TRANSACTIONS FOR ITS TERM LOANS AND PROVIDES SECOND QUARTER OUTLOOK

BERWYN, Pennsylvania, January 22, 2007 – Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked consumers, today announced the completion of currency swap agreements for its Canadian and U.K. term loans.

The Company recently completed cross-currency swap transactions for its approximately $375.0 million domiciled Canadian and U.K. term loans. Regarding the Canadian term loan, the Company exchanged $295.0 million of U.S. dollar denominated debt for approximately $339.9 million of Canadian dollar denominated debt. The interest rate on the Canadian term loan was originally set to float at Libor plus 275 basis points. As part of the cross-currency swap transactions, the interest rate for the Canadian term loan will now be fixed at a blended rate of approximately 7.1% over the six year life of the loan.

Regarding the U.K. term loan, the Company exchanged $40.0 million of U.S. dollar denominated debt for £20.4 million of debt denominated in Pound Sterling and also exchanged €31.5 million of Euro denominated debt for £21.3 million of debt denominated in Pound Sterling. The interest rate on the $40.0 million of U.S. dollar denominated debt was originally set to float at Libor plus 300 basis points, while the interest rate on the €31.5 million of Euro denominated debt was set to float at Euribor plus 300 basis points. The interest rate for the term loans in the U.K., as a result of the cross-currency swap transactions, will now be fixed at a blended rate of approximately 8.4% over the six year life of the loan.

Commenting on the transactions, Randy Underwood, the Company’s Executive Vice President and Chief Financial Officer stated, “The cross-currency swap transactions effectively enable the matching of the currencies of the debt service payments to the local currency of the countries carrying the loans, thereby creating a natural hedge. In addition, the fixed interest rates result in an overall reduction in the interest rate for the Company’s term loans to a fixed blended interest rate of approximately 7.4% over the six year term of the loans, thereby resulting in net annual cash interest expense savings of approximately $2.5 million based on current interest rates.”

Fiscal Second Quarter Outlook

The Company continued to experience strong growth in its international businesses and in U.S. consumer lending revenue in the second quarter ended December 31, 2006. Commenting on the results, Jeff Weiss, the Company’s Chairman and CEO stated, “While the core operating earnings were strong and will exceed the Company’s expectations, the Company realized higher interest expense (a portion of which is non-recurring) related to the previously announced acquisitions and debt refinancing in the second quarter than was expected. With the debt refinancing and cross-currency swap transactions completed, the Company would expect interest expense to decline to approximately $8.2 million in the third quarter of fiscal 2007. Overall, the second quarter financial results are anticipated to exceed the Company’s expectations with total revenue for the second quarter expected to be between $101.5 million and $102.5 million. EBITDA is projected to be between $27.5 million and $28.0 million, and income before income taxes, excluding approximately $51.6 million of one-time charges discussed below, is projected to be between $14.5 million and $15.0 million. “

In the second quarter of fiscal 2007, the Company will record a one-time non-cash charge of $6.6 million due to the mark to market adjustment of the Company’s approximately $375.0 million of term loans, which occurred at the time of the conversion of the loans to the individual local currencies as a result of the cross-currency swap transactions. The cross-currency swap transactions provide a hedge against any future mark to market adjustments to the Company’s term loans. That $6.6 million one-time charge combined with $23.8 million of one-time charges incurred in October 2006 represent the total costs related to the Company’s previously announced $375.0 million debt financing.

In addition, in the second quarter of fiscal 2007, the Company will incur a net charge of approximately $21.2 million related primarily to the write-off of goodwill associated with the previously announced reorganization of its We The People business unit, which is net of one-time income of approximately $3.25 million associated with the previously announced settlement of its litigation with IDLD, Inc.

Summary of Net One-Time Charges (Second Quarter of Fiscal 2007)

$375.0 million Debt Financing	$30.4 million
We The People Reorganization & Litigation Settlement (net)	21.2 million
Total Net One-Time Charges	$51.6 million

Investors Conference Call

The Company will host a conference call on January 31, 2007 at 5:00 p.m. ET to discuss the Company's fiscal second quarter ended December 31, 2006. Investors can participate in the conference call by dialing 888-868-9078 (U.S. and Canada) or 973-935-8509 (International); use the confirmation code "Dollar". Hosting the call will be Jeffrey A. Weiss, Chairman & CEO, Donald F. Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 p.m. Eastern Time on January 31, 2007 through February 7, 2007. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “8352223”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial Web site at http://www.dfg.com . Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

Adjusted EBITDA

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, and other items, such as one-time charges. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. The Company believes that Adjusted EBITDA amounts should be considered by prospective investors because the Company uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and the Company understands that they are used by some investors as one measure of its historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The Company has provided a reconciliation of the calculation of Adjusted EBITDA in its historical fiscal 2007 first quarter news release issued on November 2, 2006. Please refer to this reconciliation for a general discussion of the method by which the Company has historically reconciled Adjusted EBITDA.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At December 31, 2006, the Company’s global store network consisted of 1,282 stores, including 883 company-operated financial services stores and 127 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, restructuring initiatives, the impact of new stores and acquisitions, the debt refinancing and cross-currency swap transactions, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation of restructuring initiatives, the new installment loan products and other new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its fiscal 2006 annual report on Form 10-K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.